Exhibit 10.15

EXHIBIT I

FORM OF AGREEMENT REGARDING INSURANCE

AGREEMENT REGARDING INSURANCE

Re:	Pruco Life Insurance Company (“Insurance Company”) — Policy No. L8496479 on the life of Brian G. Donaghy (“Policy”)

          Industrial Services of America, Inc., a Florida corporation (“Assignor”), the owner of the above referenced Policy, hereby agrees with Fifth Third Bank, an Ohio banking corporation, as Agent for the benefit of the Secured Creditors (as defined below) (“Agent”) that:

          1. As security for the Obligations (as defined in the Credit Agreement among Assignor, ISA Indiana, Inc., Agent and the other Secured Creditors party thereto, dated July 30, 2010 (the “Closing Date”) as may be amended from time to time, hereinafter “Credit Agreement”), Assignor hereby assigns, transfers, and conveys all of its right, title, and interest in and to the Policy to Agent. The Policy will, on assignment to Agent, become a part of the Loan Collateral (as defined in the Credit Agreement). Until the Obligations are fully and finally paid, Assignor will (a) not make or grant any further assignments, transfers, or other dispositions of the Policy or any right or interest therein nor grant or permit to exist any lien, security interest, claim or other encumbrance on the Policy or any right or interest therein except in favor of Agent, (b) make all of the premium, deposit, and other payments under the Policy to keep the Policy in full force and effect (“Policy Payments”), and (c) not borrow against or make withdrawals of the available cash surrender value of the Policy. Assignor hereby represents and warrants to Agent that (i) all Policy Payments have been paid and are current, (ii) there are no liens, security interests, claims or other encumbrances on the Policy, and (iii) there are no loans against, or withdrawals of the available cash surrender value of, the Policy. “Secured Creditors” means, collectively, Agent, the LC Issuer and the Lenders.

          2. In addition to, and not in lieu of, Agent’s rights under the Assignment (as defined below) and the other Loan Documents (as defined in the Credit Agreement), but subject to the provisions of Section 5 of this Agreement, the rights, powers, and interests assigned, transferred, and conveyed to Agent with respect to the Policy, include, for example, the right of Agent: (a) to make and apply for all proceeds payable under the Policy at the death of the insured and at the maturity of the Policy, (b) to make and apply for and obtain the net proceeds under the Policy, (c) to pay any and all of the Policy Payments if Assignor does not make any Policy Payment when due or during the continuance of an “Event of Default” under the Credit Agreement, (d) during the existence or continuation of any “Event of Default” under the Credit Agreement, to apply for and obtain the surrender value benefits, if any, under the Policy, (e) to receive payment of and endorse, during the existence or continuation of any “Event of Default” under the Credit Agreement, any instrument in payment of the net proceeds payable under the Policy or the return of premiums or other refunds pertaining to the Policy, and (f) to take any and all actions with respect to the Policy to preserve, perfect, or protect Agent’s, and the Secured Creditors’, rights and interests in the Policy. To the extent that the above described powers, rights, and interests have not been assigned to Agent, Assignor hereby appoints Agent, or any person whom Agent may designate, as Assignor’s attorney with the full right and power to exercise any and all of the above described powers, rights, and interests in Assignor’s name and stead. Amounts actually received by Agent under the Policy will be applied against the Obligations in such order and method of application as may be elected by Agent in its discretion exercised in good faith.

          3. It will be an “Event of Default” under the Credit Agreement if Agent does not receive, within 30 days of the date of this Agreement (a) the Request for Collateral Assignment dated July 30, 2010, in the form attached (“Assignment”), duly acknowledged by the Insurance Company, (b) a letter from the Insurance Company indicating (i) that, except for the Assignment, there are no other outstanding assignments of the Policy, (ii) the cash surrender value of the Policy, if any, and (iii) the amount of loans made by the Insurance Company to Assignor, and (c) if the original policy is not delivered to Agent at closing, the original, or a duplicate original, of the Policy issued by Insurance Company.

          4. The terms of the Assignment to the contrary notwithstanding:

(a) Assignor may not exercise any rights with respect to the Policy (except the right to designate and change the beneficiary subject to this Agreement and the Assignment) without the prior, written consent of Agent; and

(b) The Policy shall be security for the full and prompt payment and performance of the Obligations (as defined in the Credit Agreement).

          5. Subject to the proviso at the end of this Section 5, Agent acknowledges that Brandy Donaghy, as primary beneficiary, and Colin Donaghy, as contingent beneficiary, (collectively, the “Individual Beneficiaries”) are currently entitled to one-fifth of the death benefit payable under the Policy, and should the Insured die during any time any Obligations are outstanding, Bank will permit one-fifth of the death benefit, if any, to be paid by Insurance Company to the Individual Beneficiaries in accordance with the terms of the Policy. Notwithstanding the foregoing, Bank shall be entitled to receive no less than $4,000,000 of the death benefit payable under the Policy.

          6. As a condition of this Agreement, Assignor shall cause the Individual Beneficiaries, by executing the Consent to Assignment provided after the signatures below, to consent to this Agreement, to the Assignment and to the transactions contemplated hereby.

          7. As between Agent and Assignor and their respective successors and assigns, the Assignment will not in any way impair, alter, modify, change, or in any way adversely affect Agent’s rights and remedies under the Credit Agreement or the other Loan Documents; and, in the event of any ambiguity, conflict, or inconsistency between the terms of the Assignment, on the one hand, and the Credit Agreement, this Agreement, and the other Loan Documents on the other, the Credit Agreement, this Agreement and the other Loan Documents, as between Secured Creditors and Assignor and their respective successors and assigns, will control.

          This Agreement Regarding Insurance has been duly executed by Assignor as of the Closing Date.

INDUSTRIAL SERVICES OF AMERICA, INC.

By:

Harry Kletter, Chief Executive Officer

Accepted as of the Closing Date.

FIFTH THIRD BANK, as Agent

By:

Anne B. Kelly, Vice President

CONSENT TO ASSIGNMENT

                    In satisfaction of the condition set forth in Section 6 of the above Agreement Regarding Insurance (the “Agreement”), the undersigned hereby consents to the Agreement, to the Assignment and to the transactions contemplated thereby. This Consent to Assignment shall not be construed, by implication or otherwise, as imposing any requirement that Bank notify or seek the consent of the Individual Beneficiaries relative to the Agreement Regarding Insurance or, among other things, to any past or future action with respect thereto. All capitalized terms used in this Consent to Assignment and not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

                    IN WITNESS WHEREOF, the Individual Beneficiaries have executed this Consent to Assignment to be effective as of the date of the Agreement.

Brandy Donaghy

Colin Donaghy, by Brandy Donaghy,
Parent and Natural Guardian

COMMONWEALTH OF KENTUCKY	)

) SS:
COUNTY OF___________	)

          The foregoing instrument was acknowledged before me this ____ day of July, 2010 by Brandy Donaghy, individually and as the parent and natural guardian of Colin Donaghy.

Notary Public